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                                                                     EXHIBIT 11.

MICROSOFT CORPORATION
Computation of Earnings Per Share
(In millions, exzcept earnings per share)
- -------------------------------------------------------------------------------

                                          Three Months Ended   Six Months Ended
                                              December 31        December 31
                                          ------------------   ----------------
                                             1993    1994        1993    1994
                                             -----   -----       -----   -----
Weighted average number of common shares
  outstanding                                  568     581         568     581
Common stock equivalents from outstanding
  stock options                                 40      44          40      43
                                             -----   -----       -----   -----
Average common and common stock equivalents
  outstanding                                  608     625         608     624
                                             =====   =====       =====   =====
Net Income                                   $ 289   $ 373       $ 528   $ 689
                                             =====   =====       =====   =====
Earnings per share(1)(2)                     $0.48   $0.60       $0.87   $1.10
                                             =====   =====       =====   =====


(1) Share and per share amounts for the three and six months ended
    December 31, 1993 have been restated to reflect a two-for-one stock split in May 1994.
(2) Fully diluted earnings per share have not been presented because the effects are not material.





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